EXHIBIT 10.6

ENGAGEMENT AGREEMENT BETWEEN LANDRUM & COMPANY, INC.

AND ALCIS-CA EFFECTIVE FEBRUARY 1, 2006

ATTORNEY-CLIENT FEE AGREEMENT

This is the written fee agreement (“Agreement”) that California law, under Business and Professions Code section 6148, requires attorneys to have with their clients and it is intended to fulfill the requirements of that section.

1. IDENTIFICATION OF PARTIES. This Agreement, executed in duplicate with each party receiving an executed original, is made between LANDRUM & COMPANY, A PROFESSIONAL CORPORATION, hereafter referred to as “Law Firm,” and ALCiS HEALTH, INC., hereafter referred to as “Client.”

2. BUSINESS AND LEGAL SERVICES TO BE PROVIDED. The business consulting and legal services to be provided by Law Firm to Client are as follows: This Agreement is intended primarily to ensure our availability to undertake any services of a business or business law nature required by you in connection with your operation of ALCiS Health, Inc. and any subsidiaries. We will provide business consulting and general legal advice, including reviewing agreements related to the business, and will provide direct and indirect litigation support as requested.

3. MEDIA CONTACTS. Any media inquiries on Client matters will be directed to Client. Law Firm is not obligated to make any statements to the media and is not authorized to make any statements to the media without Client’s prior approval.

4. RESPONSIBILITIES OF LAW FIRM AND CLIENT. Law Firm will perform the legal services and business consulting services called for under this Agreement, keep Client informed of progress and developments, and respond promptly to Client’s inquiries and communications. Client will be truthful and cooperative with Law Firm; keep Law Firm reasonably informed of developments and of Client’s address, telephone numbers and whereabouts; and timely make any payments required by this Agreement.

5. ATTORNEY’S FEES. Client will pay Law Firm for the services provided under this Agreement at the respective hourly rates of the individuals providing the services. Subject to paragraph 7 below, the rates fall within the following ranges: $325 per hour for partners or senior attorneys (including James F. Landrum, Jr.), $220 to $ 275 per hour for associates, $65 to $120 per hour for law clerks, and $45 to $90 per hour for paralegals. Law Firm will charge in increments of one tenth of an hour, rounded off for each particular activity to the nearest one tenth of an hour. The minimum time charged for any particular activity will be one tenth of an hour.

Law Firm will charge for all activities undertaken in providing services to Client under this Agreement, including, but not limited to, the following: conferences, court sessions, and depositions (preparation and participation); correspondence and legal documents (review and preparation); legal research; and telephone conversations. When two or more of Law Firm’s personnel are engaged in working on the matter at the same time, such as in conferences between them, the time of each will be charged at his or her hourly rate.

If, while this Agreement is in effect, Law Firm increases the hourly rates being charged to clients generally for attorney’s fees, that increase may be applied to fees incurred under this Agreement, but only with respect to services provided 30 days or more after written notice of the increase is mailed to Client. If Client chooses not to consent to the increased rates, Client may terminate Law Firm’s services under this Agreement by written notice effective when received by Law Firm, provided Client execute and return a substitution-of-attorney form immediately on its receipt from Law Firm if Law Firm is Client’s attorney of record in any proceeding. Should Client still be under a retainer relationship (i.e. monthly commitment with 90 days notice of changes) with Law Firm, pursuant to paragraph 7 below, Law Firm agrees to provide 90 days notice of any fee increase. Any termination of services by Client without 90 days notice by Client shall make Client liable for the balance otherwise due had 90 days notice been given. This point is understood and agreed by the parties, and the parties agree that this point was the result of negotiation between the parties.

Client acknowledges that Law Firm has made no promises about the total amount of attorney’s fees to be incurred by Client under this Agreement.

6. COSTS. Client will pay all “costs” in connection with Law Firm’s representation of Client under this Agreement. Costs may be advanced by Law Firm and then billed to Client if the costs cannot be met out of client deposits that are applicable toward costs. Costs include, but are not limited to, court filing fees, fees fixed by law or assessed by public agencies, deposition costs, expert and consultant fees and expenses, specifically authorized by Client, investigation costs, long-distance telephone charges, messenger service and other delivery fees, postage, photocopying and reproduction expenses, travel costs that are required by the course of representing Client’s interests and that are specifically authorized by Client, including parking, mileage, transportation, meals and hotel costs, and process server fees. All costs and expenses will be charged at Law Firm’s cost, except the following items will be charged at the following costs: In-office copying ($0.25 per page), fax charges ($1.00 per page), mileage ($0.35 per mile).

7. RETAINER, DEPOSIT FOR FEES. Client will pay to Law Firm an initial deposit of $13,000, to be received by Law Firm on or before February 1, 2006, and to be applied against attorney’s fees incurred by Client. Of this amount, $13,000 is a nonrefundable monthly retainer and $0 is a refundable deposit for fees. Based on Client’s desire to receive a lower hourly rate, Client agrees to commit to a minimum number of hours of attorney time per month with a 90 day notice period prior to any change in the number of minimum hours, but with no reductions to the minimum number of hours in the first 6 months other than as agreed below. In the event the number of hours is not used in full, no amount of this monthly retainer shall be refundable. Client has chosen an initial commitment of 80 hours per month for months February, March and April 2006, and 40 hours per month for months May, June and July 2006.

At any time after the first 3 months of this Agreement, upon 90 days notice, Client may terminate this agreement or reduce the number of hours Client desires to commit to per month. Any termination of services by Client without 90 days notice by Client shall make Client liable for the balance otherwise due had 90 days notice been given. This point is understood and agreed by the parties, and the parties agree that that this point was the result of negotiation between the parties.

After the above 90 day notice period has run (unless mutually agreed otherwise, in each party’ sole discretion), such change in hours shall be instituted. Any reduction in minimum hours in may result in a higher hourly rate.

Rates to Client shall be discounted as follows:

No commitment of hours	Full Rate

21 to 40 hours per month	20% discount off standard fees

41 to 60 hours per month	35% discount off standard fees

61 to 79 hours per month	40% discount off standard fees

80 or more hours per month	50% discount off standard fees

As of the effective date of this Agreement, Client agrees to pay the stated $13,000 retainer on the 1st day of each of the months of February, March, and April, which shall be applied for up to 80 hours of legal services and/or business consulting fees per month. For the months of May, June, and July, Client agrees to pay a retainer of $9,500 on the 1st day of the month to be applied for up to 45 hours of legal services and/or business consulting fees per month. Additional hours required under this section shall be charged at the applicable discounted rate. Should Client reduce the number of hours committed to per month, then after the required 90 day notice period has run, the monthly retainer amount shall at that time be reduced to an amount equal to the monthly number of hours committed multiplied by the then existing hourly rate.

8. DEPOSIT FOR COSTS. Based on Client’s agreement to pay costs as they are invoiced, Client will not be required to pay to Law Firm an initial deposit to be applied against costs incurred by Client.

Law Firm shall seek Client approval for major disbursements (over $500) in advance of incurring the expense. Client will reimburse for reasonable disbursements made on its behalf. Client will not be charged for general overhead or other charges that are a normal part of the Law Firm’s overhead, such as (i) time spent on preparation of billing statements or (ii) courier or expedited mail services where the urgency was only necessary due to the fault of Law Firm.

9. STATEMENTS AND PAYMENTS. Law Firm will send Client monthly statements indicating attorney’s fees and costs incurred and their basis, any amounts applied from deposits, and any current balance owed. If no attorney’s fees or costs are incurred for a particular month, or if they are minimal, the statement may be held and combined with that for the following month. Any balance will be paid in full within 30 days after the statement is mailed.

10. EFFECTIVE DATE OF AGREEMENT. The effective date of this Agreement will be the date it is executed by the second of the parties to do so, having been executed by Client, it is received by Law Firm and Law Firm received the initial deposits required under paragraph 7 and paragraph 8 of this Agreement, provided the Agreement and deposit(s) are received on or before February 1, 2006, or Law Firm accepts late payment. Once effective, this Agreement will, however, apply to services provided by Law Firm on this matter before its effective date.

11. DISCLAIMER OF GUARANTEE AND ESTIMATES. Nothing in this Agreement and nothing in Law Firm’s statements to Client will be construed as a promise or guarantee about the outcome of any matter. Law Firm makes no such promises or guarantees. Law firm’s comments about the outcome of any matter are expressions of opinion only. Any estimate of fees given by Law Firm shall not be a guarantee. Actual fees may vary from estimates given.

12. ENTIRE AGREEMENT. This Agreement represents the entire Agreement of the parties. No other agreement, statements or promises made on or before the effective date of this Agreement shall be binding upon the parties.

13. SEVERABILITY. Should any provision of this Agreement be found to be void or unenforceable, the remainder of this Agreement shall remain in full force and effect

14. MODIFICATION. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged.

THE PARTIES HAVE READ AND UNDERSTOOD THE FOREGOING TERMS AND AGREE TO THEM AS OF THE DATE LAW FIRM FIRST PROVIDED SERVICES. THE CLIENT SHALL RECEIVE A FULLY EXECUTED DUPLICATE ORIGINAL OF THIS AGREEMENT.

The foregoing is agreed to by:

/s/ Mark Lemma	/s/ James F. Landrum, Jr.
Mark Lemma, CFO	James F. Landrum, Jr.
ALCiS Health, Inc.	Landrum & Company, Inc.